Exhibit 5.1

April 17, 2006

Vasogen Inc.
2505 Meadowvale Blvd.
Mississauga, ON
L5N 5S2

Dear Sirs:

RE: VASOGEN INC. - REGISTRATION STATEMENT ON FORM S-8

I am Canadian in house counsel to Vasogen Inc. (“Vasogen”). Reference is made to the filing by Vasogen with the United States Securities and Exchange Commission of a Registration Statement on Form S-8 (the “Registration Statement”) registering 3,250,000 common shares of Vasogen (the “Shares”) to be issued pursuant to the Vasogen Employee Stock Option Plan - 2003 (as amended) and the Vasogen Directors Stock Option Plan - 2003 (as amended, collectively the “Plans”)

In providing the opinions set forth herein, I have examined such documents and corporate records of Vasogen as I have deemed necessary as the basis for such opinions, including copies of the Plans and copies of the resolutions of the Board of Directors and shareholders of Vasogen authorizing the amendments to the Plans and the reservation of the Shares thereunder. In particular, in respect of the opinion expressed in paragraph 1 below, I have relied upon a Certificate of Compliance dated April 10, 2006 issued by the Director appointed under the CANADA BUSINESS CORPORATIONS ACT.

I have also considered such questions of law, as I have deemed relevant and necessary as a basis for the opinions hereinafter expressed.

I am qualified to practice law in the Province of Ontario and the opinion expressed herein is limited to the laws of the Province of Ontario and the federal laws of Canada applicable therein.

Based upon the foregoing, I am of the opinion that:

1.	Vasogen is a corporation continued and existing under the CANADA BUSINESS CORPORATIONS ACT.
2.
The Shares have been validly authorized, allotted and reserved for issuance under the Plans and upon issuance of the Shares in accordance with the terms of the Plans, the Shares will be validly issued and outstanding as fully paid and non-assessable common shares in the capital of Vasogen.

I consent to the use and filing of this opinion as an exhibit to the Registration Statement and further consent to the use of my name wherever appearing in the Registration Statement, and any amendments thereto or any Prospectus relating thereto.

Yours truly,

/s/ Jacqueline Le Saux

Jacqueline Le Saux
Vice President, Corporate & Legal Affairs